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                                                                    Exhibit 12.3

                       UNITED STATES CELLULAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                         (Restated)
                                                                                         Year Ended
                                                                                     December 31, 2001
                                                                                ----------------------------
                                                                                  (Dollars in thousands)
EARNINGS
  Loss before income taxes                                                      $                 331,337
      Add (Deduct):
        Earnings on equity method                                                                 (41,934)
        Distributions from minority subsidiaries                                                   14,813
        Minority interest in income of majority-owned subsidiaries
             that do not have fixed charges                                                       (10,429)
                                                                                ---------------------------
                                                                                $                 293,787

      Add fixed charges:
        Consolidated interest expense                                           $                  34,382
        Deferred debt expense                                                                         782
        Interest portion (1/3) of consolidated rent expense                                        11,808
                                                                                ---------------------------
                                                                                $                 340,759
                                                                                ===========================

FIXED CHARGES
      Consolidated interest expense                                             $                  34,382
      Deferred debt expense                                                                           782
      Interest portion (1/3) of consolidated rent expense                                          11,808
                                                                                ---------------------------
                                                                                $                  46,972
                                                                                ===========================

RATIO OF EARNINGS TO FIXED CHARGES                                                                   7.25
                                                                                ===========================

  Tax-effected preferred dividends                                              $                     124
  Fixed charges                                                                                    46,972
                                                                                ---------------------------
      Fixed charges and preferred dividends                                     $                  47,096
                                                                                ===========================

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                                                                     7.24
                                                                                ===========================
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